Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of BroadVision, Inc.
Redwood City, California
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2006 Equity Incentive Plan of BroadVision, Inc. of our report dated March 11, 2005 (except for the matters affecting 2004 consolidated financial statements described in the Restatement discussion in Note 1 and the Convertible Debentures discussion in Note 5, as to which the date is May 26, 2006), relating to the consolidated financial statements of BroadVision, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ BDO Seidman, LLP
San Jose, California
November 1, 2006